THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 20, 2019, among INTERNATIONAL GAME TECHNOLOGY PLC (the “Issuer”), BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, as Trustee (the “Trustee”), and NATWEST MARKETS PLC, as Security Agent (the “Security Agent”).
W I T N E S S E T H
WHEREAS, the Issuer, the Trustee and the Security Agent are parties to an Indenture dated as of June 27, 2018 (the “Indenture”) providing for the issuance of €500,000,000 3.500% Senior Secured Notes due 2024 by the Issuer (the “Notes”); and
WHEREAS, pursuant to Section 9.01(a) of the Indenture, the Issuer, the Trustee and the Security Agent are authorized to execute and deliver this Supplemental Indenture and may modify, amend or supplement the Indenture and the Notes without the consent of any Holder, to cure any ambiguity, omission, defect, error or inconsistency and to conform the text of the Indenture or the Notes to any provision of the section titled “Description of the Notes” in the Offering Memorandum to the extent that such provision in such section of the Offering Memorandum was intended to be a verbatim or substantially verbatim recitation of a provision of the Indenture or the Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Trustee and the Security Agent mutually covenant and agree for their benefit and the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Amendment. Pursuant to Sections 9.01(a)(A) and 9.01(a)(E) of the Indenture, the Indenture is hereby amended, such amendment to be operative at and from the date hereof, to correct the maturity date of the Notes from January 15, 2024 to July 15, 2024 in the form of Global Note attached to the Indenture as Exhibit A and to make the corresponding changes in each of the Global Notes relating to the Notes.
3.    Notation on Notes. The Issuer hereby directs the Trustee to place a notation concerning the amendment to the maturity date of the Notes on each outstanding Global Note relating to the Notes.
4.     Incorporation by Reference. Section 12.05 of the Indenture is incorporated by reference to this Supplemental Indenture as if more fully set out herein.
5.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    The Trustee and the Security Agent. Neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
INTERNATIONAL GAME TECHNOLOGY PLC, as Issuer

By    /s/Claudio Demolli
Claudio Demolli,
Attorney-in-fact

BNY MELLON CORPORATE TRUSTEE SERVICES LIMITED, as Trustee

By    /s/ Marilyn Chau
Name    Marilyn Chau
Vice President, Authorized Signatory

NATWEST MARKETS PLC, as Security Agent

For and on behalf of National Westminster Bank Plc acting as agent for NatWest Markets Plc

By    Steven Swann
Name    S. Swann
Authorized Signatory